CURATIVE HEALTH SERVICES, INC.
                            14 Research Way; Box 9052
                             East Setauket, NY 11733




                                                April 30, 1997

To the Holder of the Common Stock of
CURATIVE HEALTH SERVICES, INC.


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


      The 1997 Annual Meeting of Stockholders of Curative Health Services, Inc. will be held on Thursday, May 29, 1997 at 10:00 a.m., New York time, at the Company's corporate offices located at 14 Research Way, East Setauket, New York 11733, for the following purposes:

       1. To nominate and elect seven (7) directors for terms expiring at the 1998 Annual Meeting of Stockholders;

       2.    To  ratify  the   appointment  of  Ernst  &  Young  LLP  as
             independent auditors of the Company for fiscal 1997; and

       3. To transact such other business as may properly be brought before the Meeting.

      It is important that your stock be represented at the Meeting regardless of the number of shares that you hold. Whether or not you plan to attend the Meeting in person, please complete, sign and date the enclosed proxy and return it promptly in the accompanying postage-paid envelope.

                                          By Order of the Board of Directors



                                          JOHN C. PRIOR
                                          Secretary

                                 PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Curative Health Services, Inc. (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held Thursday, May 29, 1997, at 10:00 a.m., New York time, at the Company's corporate offices located at 14 Research Way, East Setauket, New York 11733, and any adjournment thereof, for the purposes set forth in the Notice of Meeting. The shares represented by proxies in the form solicited will be voted in the manner indicated by a stockholder. In the absence of instructions, the proxies will be voted for the election of the nominees named in this Proxy Statement and for the management proposals discussed herein and in accordance with the judgment of the persons named in the proxy as to any other matters that properly come before the meeting.

      The mailing address of the executive office of the Company is 14 Research Way, Box 9052, East Setauket, New York 11733-9052. This Proxy Statement and the enclosed proxy are being furnished to stockholders of the Company on or about April 30, 1997.

      Returning your completed proxy will not prevent you from voting in person at the Meeting should you be present and wish to do so. You may revoke your proxy any time before the exercise thereof by written notice to the Secretary of the Company, by the return of a new proxy to the Company, or by voting in person at the Meeting. Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, but will not be considered as present and entitled to vote with respect to such matters.

      Stockholders of record at the close of business on April 11, 1997 are entitled to notice of and to vote at the Meeting. The issued and outstanding capital stock of the Company entitled to vote as of April 11, 1997 consisted of 12,319,675 shares of common stock, $.01 par value per share (the "Common Stock"). Each issued and outstanding share of Common Stock is entitled to one vote.

      A copy of the Company's Annual Report for the year ended December 31, 1996 is being furnished to each stockholder with this Proxy Statement.


                                   PROPOSAL #1
                              ELECTION OF DIRECTORS

      Section 3.02 of the Company's By-laws provides that the number of members of the Board of Directors shall be seven or such other number as shall be determined from time to time by resolution of the Board of Directors or the stockholders. The Board of Directors has by resolution set the number of directors at seven.

      The Company's By-laws provide that nominations of persons for election as directors are to be made at a meeting of stockholders called for that purpose, whether at the direction of the Board of Directors or by a stockholder as provided in the By-laws. Seven directors are to be elected at the Meeting, each to hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and eligible to vote at the Meeting is required to elect a nominee as director. The persons named in the accompanying proxy will vote for the election of the nominees described herein, unless authority to vote is withheld. The Board of Directors has been informed that each of the nominees has consented to being named as a nominee and is willing to serve as a director if elected; however, if any nominee should decline or become unable to serve as a director for any reason, the proxy may be voted for such other person as the proxies shall, in their discretion, determine.

      The following table lists the persons to be nominated for election as directors and their offices in the Company, if any:

      Name                          Position

      John Vakoutis                 President and Chief Executive Officer;
                                    Director
      Gerardo Canet                 Director
      Daniel A. Gregorie, MD        Director
      Lawrence Hoff                 Director
      Timothy I. Maudlin            Director
      Gerard Moufflet               Director
      Lawrence J. Stuesser, Jr.     Chairman of the Board and Director

      Set forth below is certain information about each nominee for director of the Company, including each such person's name, age and principal occupations for the last five years.

      John Vakoutis, 49, has served as President and Chief Executive Officer of the Company since April 1995 and director of the Company since November 1994. Mr. Vakoutis joined the Company in November 1994 as an Executive Vice President and President, Wound Care business. Prior to joining the Company, Mr. Vakoutis spent ten years at Critical Care America ("CCA"), a New York Stock Exchange listed home infusion therapy company. In his role as Senior Vice President and Chief Operating Officer of CCA, Mr. Vakoutis was responsible for re-engineering product delivery methods and developing strategic partnerships with hospitals and physician groups.

      Gerardo Canet, 51, has been a director of the Company since July 1991. Since February 1994, Mr. Canet has served as President and Chief Executive Officer and a director of IntegraMed America, Inc., a publicly traded health services concern. From November 1993 until his resignation from the Company in January 1994, Mr. Canet served as Executive Vice President and President, Wound Care business. Previously, he served as Senior Vice President and President, Wound Care Center(R) Division of the Company since April 1989 and as Secretary since December 1990. For 10 years prior to joining the Company, Mr. Canet served as Executive Vice President, Chief Operating Officer and a director of Kimberly Quality Care, Inc., and as President and Chief Executive Officer of Quality Care, Inc., a predecessor of Kimberly Quality Care, Inc., a provider of home health care services.

      Daniel A. Gregorie, MD, 47, has been a director of the Company since October 1996. Since June 1989, Dr. Gregorie has served as President and Chief Executive Officer and a director of ChoiceCare Corporation, a publicly traded HMO and managed care company. From 1988 to 1989 Dr. Gregorie was President of Physician Management Services, Inc. of Hartford, Connecticut. Dr. Gregorie served as President, Chief Executive Officer and Regional Medical Director of Northeast Permanente Medical Group of Hartford, Connecticut from 1982 to 1988 and Vice President and Associate Regional Medical Director of Capital Area Permanente Medical Group of Washington, D.C. from 1980 to 1982. Dr. Gregorie is also a director of Danniger Medical Technology - Cross Medical, Inc.

      Lawrence Hoff, 68, has been a director of the Company since September 1990. Mr. Hoff was President and Chief Operating Officer of Upjohn Company until his retirement in January 1990. Mr. Hoff who was employed at Upjohn for 39 years, became its President in 1984, Vice President and General Manager of the Domestic Pharmaceutical Operations in 1974 and served as a director from 1973 until Upjohn's merger with Pharmacia in 1995. Mr. Hoff is also a director of MedImmune, Inc., Pathogenesis, Inc. and Alpha Beta
Technologies, Inc., and previously served as a director of the American Diabetes Association. Mr. Hoff currently serves in various capacities in charitable organizations and was Chairman of the Pharmaceutical Manufacturers Association in 1987.

      Timothy I. Maudlin, 46, has been a director of the Company since 1984, and served as Secretary of the Company from November 1984 to December 1990. Mr. Maudlin served as President of the Company from October 1985 through December 1986. Mr. Maudlin has been the Managing General Partner of Medical Innovation Partners, a venture capital firm, since 1988 and since 1982 he has been an officer of the affiliated management company of Medical Innovation Partners. Mr. Maudlin is also a director of IVI Publishing, Inc.

      Gerard Moufflet, 53, has been a director of the Company since November 1989. Since 1989, Mr. Moufflet has served as Senior Vice President of Advent International Corporation, a venture capital firm. Prior to joining Advent, Mr. Moufflet served as Corporate Vice President in charge of various Baxter International European operations and spent 17 years in marketing, financial and general management positions with that company's European businesses.

      Lawrence J. Stuesser, Jr., 55, has been a director of the Company since May 1993 and has served as Chairman of the Board since July 1995. Since June 1996 Mr. Stuesser has served as President and Chief Executive Officer of Computer People, Inc. From August 1993 to May 1996 he was a private investor and independent business consultant. Mr. Stuesser served as Chairman and Chief Executive Officer of Kimberly Quality Care, Inc., a provider of home health care services, from January 1991 to July 1993. Prior to that he was the Chief Executive Officer of that company since its formation in September 1987. Mr. Stuesser is also a director of IntegraMed America, Inc., and American Retirement Corporation.

Committees of the Board of Directors

      The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating Committee, a Regulatory and Legal Committee and a Stock Option Committee. The Audit Committee consists solely of outside directors, and its members during the fiscal year ended December 31, 1996 ("Fiscal 1996") were Messrs. Canet (as Chairman) and Moufflet. The Audit Committee generally reviews the scope of the audit with the independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The members of the Compensation Committee during Fiscal 1996 were Messrs. Stuesser (as Chairman), Maudlin and Moufflet. The Compensation Committee reviews and approves the compensation, including bonuses and benefits (other than the grant of stock options), of the executive officers of the Company. The members of the Regulatory and Legal Committee during Fiscal 1996 were Messrs. Hoff (as Chairman) and Canet. The Regulatory and Legal Committee was formed to monitor and review the status of the pending securities class action lawsuit and make recommendations to the Board regarding the lawsuit. The members of the Nominating Committee are Messrs. Stuesser (as Chairman), Maudlin and Vakoutis.

The Nominating Committee will consider nominees for director recommended by stockholders. In order to have nominees considered, stockholders must provide the Nominating Committee with written notice of such proposal not later than 60 days following the end of the fiscal year to which the next annual meeting of stockholders relates, together with such nominee's name, age, address, principal occupations for the preceding 10 years, and a brief statement in support of such nominee. The Nominating Committee is under no obligation to accept a nominee proposed by a stockholder pursuant to the foregoing procedure. All nominations ultimately made by the Nominating Committee are in such committee's sole discretion. In the alternative, a stockholder may nominate persons for election as directors by following the procedures set forth in the Company's By-laws. The members of the Stock Option Committee during Fiscal 1996 were Messrs. Moufflet (as Chairman) and Hoff. The Stock Option Committee, which is composed of directors who are "disinterested persons" (as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended) was established to make all determinations regarding the administration of the Company's Stock Option Plan including determining persons to whom options shall be awarded, the number and purchase price of the shares covered by each option and all other terms and conditions of the Option award.

      During Fiscal 1996 the Board of Directors met six times; the Stock Option Committee met three times; the Audit Committee and the Compensation Committee met two times; the Nominating Committee met once; and the Regulatory and Legal Committee did not have a meeting. Each director attended at least 75% of all meetings of the Board and applicable committees held during Fiscal 1996.

 Compensation of Directors

      In 1996 each non-employee director was paid an annual retainer of $12,000, $1,000 for each Board meeting attended, $350 for each Board meeting participated in by means of conference telephone, and reimbursement for expenses. Additionally, non-employee directors received an annual retainer of $1,500 for serving on each of the Audit Committee, Compensation Committee and the Regulatory and Legal Committee, and $750 for serving on the Stock Option Committee. Non-employee directors also received a fee of $500 for each Committee meeting, except for meetings held on the same date as a Board meeting. In addition, in consideration for his service as Chairman of the Board, Mr. Stuesser was paid $55,000 in lieu of the annual retainer.

      During 1993, the Company established a Director Share Purchase Program (the "Program") to encourage ownership of its common stock by its directors. Under the program, each non-employee director can elect to forego receipt of annual retainer and meeting fees in cash and, in lieu thereof, receive shares of Common Stock having a market value at the date of issuance equal to the cash payment.

      During 1995, the Company established a Non-Employee Director Stock Option Plan (the "Plan"). The purpose of the Plan is to promote the success of the Company by attracting and retaining non-employee directors by supplementing their cash compensation and providing a means for such directors to increase their holdings of common stock. The Company believes it is important that the interest of the directors be aligned with those of its shareholders and that the Plan strengthens that link. The Plan provides for an automatic initial of options to purchase 10,000 shares of common stock, at market value on date of grant, to a non-employee director upon his or her initial election as a member of the Board. Further, the Plan provides for the automatic grant of an option to purchase 5,000 shares of common stock, at market value on date of grant, each time a non-employee director is re-elected as a member of the Board. Upon his initial election to the Board in October 1996, Dr. Gregorie was granted options to purchase 10,000 shares of stock at $21.00 per share. Upon their re-election to the Board in May 1996, the remaining five non-employee members of the Board of Directors were each granted options to purchase 5,000 shares of common stock at $24.875 per share.

                               EXECUTIVE OFFICERS

      Set forth below is certain information about each executive officer of the Company who is not a director of the Company, including name, age and principal occupations during the past five years. All of the executive officers of the Company are elected by the Board of Directors to serve until the next Annual Meeting of the Board of Directors or until their successors are elected and qualified.

      Carol Gleber, 45, has served as Chief Operating Officer since August 1996 and Senior Vice President, Operations since February 1994. From 1989 to 1994 she served as Regional Vice President for the Southwest Region. Ms. Gleber served as a consultant to the Company from 1987 to 1989 prior to joining the Company. From 1983 to 1987, Ms. Gleber served as Vice President of VHAE Consulting Services and was responsible for the National Strategy Practice which provided services to VHA hospitals and physicians in diversification activities, including but not limited to HMO/PPO's, Ambulatory and Outpatient Services.

      Howard Jones, Ph.D., 60, has served as Senior Vice President of Technical Services since August 1995. From November 1993 to August 1995 Dr. Jones served as Executive Vice President and President, Research and Development. Dr. Jones served as a director of the Company from November 1993 to May 1996. Prior to joining the Company, Dr. Jones served as Senior Vice President of Drug Development at Cypros Pharmaceutical Corporation since May 1991, and prior to that as Vice President at Amylin Pharmaceuticals, Inc., since May 1989. From 1984 to 1989, Dr. Jones served as a Senior Director of research and administration for Bristol-Myers Squibb Products Division.

      John C. Prior, 43, has served as Senior Vice President, Finance and Chief Financial Officer since August 1995. From February 1991 to August 1995 Mr. Prior served as Vice President of Finance and has been Secretary since October 1993. From July 1987 to February 1991 he served as Controller of the Company. From
1979 to  1987,  Mr.  Prior  held a  variety  of  positions  in the  Health  Care
Auditing/Consulting Group of KPMG Peat Marwick and was promoted to Senior Manager in 1984.

      Gary Jensen, 55, has served as Vice President Central Region, Wound Care Business Unit since February 1995, and prior to that as Regional Vice President, Southeast Region since 1987. From 1985 to 1987, Mr. Jensen served as President, Jensen & Associates, a health management company. In that capacity, Mr. Jensen provided management consultation regarding behavioral medicines, as well as discussions regarding mergers, acquisitions, facility development and operations.

                               EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table summarizes the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and each of the other executive officers of the Company whose salary and bonus earned in Fiscal 1996 exceeded $100,000 (the "named executive officers").

================================================================================

                                                              Long Term
                          Annual Compensation                 Compensation
================================================================================

                                                     Other    Securities   All
Name and Principal                                   Annual   Underlying   Other
Position                   Year    Salary   Bonus    Comp.    Options      Comp.
                                   ($)      ($)(1)   ($)(2)   (#)         ($)(5)

================================================================================

================================================================================

 John Vakoutis (3)         1996    235,000  284,860   -       55,000       3,525
   President & Chief       1995    198,846  143,500   -       50,000        -
   Executive Officer       1994     21,346     -      -      175,000        -

Howard Jones               1996    200,700  173,498   -       12,500       2,858
   Sr. Vice President      1995    200,700   76,581   -       17,500        -
   Technical Services      1994    195,200   40,000   -         -           -

Carol Gleber               1996    163,926  157,770   -       17,000       2,308
   Sr. Vice President      1995    139,080   64,500   -       17,500        -
   and Chief Operating     1994    125,753   56,000   -       15,000        -
   Officer

John C. Prior              1996    146,000  171,770   -       17,500       2,100
   Sr. Vice President      1995    129,500   61,750   -       17,500        -
   of Finance and          1994    122,000   20,300   -       10,000        -
   Chief Financial Officer

Gary Jensen                1996    123,663   69,615   -        6,250       1,646
   Vice President          1995    111,950   88,340   -       10,000        -
   Central Region

(1) Represents amounts awarded under the Company's Incentive Compensation Plan for the fiscal year indicated. All such awards are actually paid in the fiscal year immediately following the year for which the award is made.

(2) Amounts paid did not exceed the lesser of $50,000 or ten percent (10%) of salary and bonus for any of the named individuals.

(3)   Mr.  Vakoutis  joined the  Company as an  executive  officer in November
      1994.

(4)   Mr. Jensen became an executive officer of the Company in February 1995.

(5)   Represents company matching contributions to 401k Plan.

Stock Option Tables

      The following tables summarize stock option grants and exercises during Fiscal 1996 to or by the named executive officers, and the value of the options held by such persons at the end of Fiscal 1996.

                          Option Grants in Fiscal 1996
================================================================================
                                                                Potential
                                                                Realizable
                                                                Value at Assumed
                                                                Annual Rates of
                                                                Stock Price
                                                                Appreciation for
                       Individual Grants                        Option Term
================================================================================
                                 % of
                       Number of  Total
                       Securities Options
                       Underlying Granted to
              Date     Options    Employees  Exercise
              of       Granted    in Fiscal  Price    Expiration
 Name         Grant    (#)        Year       ($/Sh)   Date      5% ($)   10% ($)
 (1)                   (2)
================================================================================

John Vakoutis 4/01/96  55,000    15.8%    $18.125  4/01/2006 $628,031 $1,585,031

Howard Jones  5/30/96  12,500     3.6%     24.875  5/30/2006  195,891    494,391

Carol Gleber  5/30/96  17,000     4.9%     24.875  5/30/2006  266,411    672,371

John C. Prior 4/01/96  17,500     5.0%     18.125  4/01/2006  199,828    504,328

Gary Jensen   5/30/96   6,250     1.8%     24.875  5/30/2006   97,945    247,195

(1) The options are exercisable beginning one year from the date of grant (exercisability date) with respect to one-third of the shares and thereafter become exercisable with respect to the balance of the shares in equal installments on the last day of each of the eight successive three month periods following the exercisability date.

                         OPTION EXERCISES IN FISCAL 1996
                                       AND
                           VALUE AT END OF FISCAL 1996
================================================================================

                                      Number of Securities
                                      Underlying Unexercised       Value of Unexercised
                                      Options at                   In-the Money Options
             Shares                   Fiscal Year End (#)          at Fiscal Year End ($)
             Acquired on   Value
             Exercise      Realized
Name         (#)           ($)        Exercisable/Unexercisable    Exercisable/Unexercisable (1)
===============================================================================================

John Vakoutis    35,000    $ 493,225     47,500 / 197,500         $ 1,061,743 / $3,711,193

Howard Jones     40,000      615,000     47,292 /  82,708             952,806 /  1,453,822

Carol Gleber          -            -      9,575 /  42,325             210,797 /    606,273

John C. Prior    17,500      373,603     27,875 /  42,625             603,876 /    672,373

Gary Jensen       6,700      123,575          0 /  21,750                   0 /    360,333

===============================================================================================

(1) Calculation is based on the difference between the closing price of the Common Stock on December 31, 1996 and the exercise price of the options for each optionee.

Employment and Other Agreements

      On October 26, 1994 the Company entered into an employment agreement with Mr. Vakoutis which was amended effective April 17, 1995 when Mr. Vakoutis was appointed President and Chief Executive Officer. Under the amended employment agreement, Mr. Vakoutis receives an annual salary of $205,000 and is entitled to participate in any incentive compensation programs in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement had an initial term of one year and renews automatically for additional one year periods unless notice of termination is given at least three months prior to renewal. The Company may terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Mr. Vakoutis, and Mr. Vakoutis may terminate the employment agreement at any time upon 30 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause, Mr. Vakoutis will be entitled to receive severance payments equal to Mr. Vakoutis' monthly base salary at termination for a period of 24 months provided that payments during the second half of the 24 month period are subject to offset for any income Mr. Vakoutis receives related to other employment. The employment agreement grants to Mr. Vakoutis certain stock options and payment of moving and temporary living expenses. The employment agreement also restricts Mr. Vakoutis from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

      On October 21, 1993 the Company entered into an employment agreement with Dr. Jones pursuant to which Dr. Jones agreed to serve as Executive Vice President of Research and Development of the Company. Under the employment agreement, Dr. Jones initially received an annual salary of $185,000, and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company with a minimum bonus of $40,000 in 1994. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement had an initial term through December 1, 1994 and has since been automatically renewed for a subsequent one year term. The Company may terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Dr. Jones. Dr. Jones may terminate the employment agreement at any time upon 90 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause, Dr. Jones will be entitled to receive severance payments equal to Dr. Jones' monthly base salary at termination for a period of nine months after termination of the employment agreement. The employment agreement grants to Dr. Jones certain stock options and payment of moving and temporary living expenses. The employment agreement also restricts Dr. Jones from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

      On July 6, 1987, the Company entered into an employment agreement with Mr. Prior pursuant to which Mr. Prior agreed to serve as Controller of the Company. The employment agreement had an initial term through June 30, 1988 and has since been automatically renewed for subsequent one year terms. Mr. Prior was promoted to Vice President, Finance and Chief Financial Officer in February 1991. Under the employment agreement, Mr. Prior initially received an annual base salary of $75,000 and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. Also under the employment agreement, Mr. Prior received an option to purchase shares of the Company's Common Stock. The Company has the right to terminate the employment agreement at any time with cause, or upon 90 days' prior written notice to Mr. Prior without cause, and Mr. Prior may terminate the employment agreement at any time upon 90 days' prior written notice to the Company. The employment agreement also restricts Mr. Prior from competing with the Company under certain circumstances during his employment with the Company and for a period of one year thereafter.

      On August 1, 1989, the Company entered into an employment agreement with Ms. Gleber, pursuant to which Ms. Gleber agreed to serve as Regional Vice President of the Company. Ms. Gleber was promoted to Senior Vice President, Wound Care Business in February 1994. The employment agreement may be terminated at any time by either the Company or Ms. Gleber on 90 days' prior written notice. Under the employment agreement, Ms. Gleber initially received an annual salary of $68,000 and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. Also under the employment agreement, Ms. Gleber received an option to purchase shares of the Company's Common Stock. The employment agreement also restricts Ms. Gleber from competing with the Company under certain circumstances during her employment with the Company and for a period of two years thereafter.

      On June 17, 1987, the Company entered into an employment agreement with Mr. Jensen, pursuant to which Mr. Jensen agreed to serve as Regional Vice President of the Company. The employment agreement may be terminated at any time by the Company upon 120 days' prior written notice or by Mr. Jensen on 90 days' prior written notice. Under the employment agreement, Mr. Jensen initially received an annual salary of $65,000 and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. Also under the employment agreement, Mr. Jensen received an option to purchase shares of the Company's Common Stock. The employment agreement also restricts Mr. Jensen from competing with the Company under certain circumstances during his employment with the Company and for a period of one year thereafter.

      In August 1995, the outstanding options held by the executive officers of the Company were amended to provide for the acceleration of vesting of the options upon a change in control of the Company. For the purpose of these amendments, the term "change in control" includes a sale of substantially all of the Company's assets; the acquisition by a person or group of beneficial ownership of 51% or more of the outstanding Common Stock or the commencement of a tender offer for such an acquisition; a merger in which the shareholders of the Company receive shares of another company; a reorganization, merger or other transaction resulting in the consolidation of the Company with another company for federal income tax purposes; and any other transaction in which there is a sufficient change in the share ownership of the Company to change the effective control of the Company.


                                PERFORMANCE GRAPH

      The graph below compares the cumulative total return on the Company's Common Stock during the five year period ended December 31, 1996 with the cumulative total return of the Nasdaq Composite Index and the Nasdaq Health Services Index (assuming the investment of $100 in each vehicle on January 1, 1992 and reinvestment of all dividends).

                      COMPARISON OF CUMULATIVE TOTAL RETURN
      NASDAQ US STOCKS, CURATIVE COMMON & NASDAQ HEALTH SERVICES INDICES
================================================================================

               Curative Health           NASDAQ                  NASDAQ
               Services, Inc.            U.S. Stocks             Health Services

1991           $100.000                  $100.000                $100.000
1992             40.141                   116.378                 103.596
1993             35.915                   133.595                 119.525
1994             19.014                   130.586                 128.240
1995             80.282                   184.675                 162.893
1996            155.986                   227.158                 163.044


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing the compensation of the Company's executive officers, including base salary, bonus incentive compensation and other benefits, if any. The Committee is composed of three independent, non-employee directors. The Stock Option Committee grants to executive officers long-term compensation incentives in the form of stock options pursuant to the Curative Health Services, Inc. 1991 Stock Option Plan, as amended. The key objectives of the Committee and the Stock Option Committee in administering executive compensation are the following:

                Aligning the economic interests of executive officers with both the short-and long-term interests of stockholders.

                Motivating executive officers to undertake strategic business initiatives and rewarding them accordingly.

                Attracting  and  retaining  key  executive   officers  who  will
                contribute to the long-term success of the Company.

      At present, there are three main components of compensation for executive officers: base salary, short-term incentive compensation in the form of annual bonuses and long-term incentive compensation in the form of stock options.

Base Salary

      The Committee sets base salaries for executive officers (including the President and Chief Executive Officer) with reference to salaries for comparable officers in peer group companies in the health care industry, as determined by salary data obtained by the Company. The specific responsibilities of an executive officer, his or her experience in the industry, and other competitive factors also influence the Committee when making individual salary determinations. The Committee reviews each executive officer's base salary annually and makes appropriate adjustments depending upon industry trends in executive salaries, Company financial and operating performance, and such individual's performance and contribution to the Company's growth and success. Based upon these factors, the Committee increased the base salaries of the Company's executive officers (other than the President and Chief Executive Officer) for the year ended December 31, 1996 by an average of approximately ten percent over their base salaries for the prior year.

      The base salary for Mr. John Vakoutis who served as President and Chief Executive Officer, was increased by 15 percent for the year ended December 31, 1996 to $235,000. In determining this salary, the Committee assessed the factors and criteria enumerated above, as well as Mr. Vakoutis' role in connection with a number of the Company's accomplishments during the prior year including, without limitation, the Company's revenue growth of 29 percent in fiscal 1995, the Company's first fiscal year of profitability in 1995 and a record year in the number of new wound care programs implemented. Based upon this assessment, the Committee believed that the increase was an appropriate reward for Mr. Vakoutis' performance.

Bonus Incentive Compensation

      The executive officers of the Company (including the President and Chief Executive Officer) participate in the Company's Annual Incentive Compensation Program, pursuant to which each executive officer is eligible to earn a cash bonus for each fiscal year of the Company equal to a predetermined percentage of such officer's base salary, as a function of the Company's achievement of operating earnings goals and certain other milestones. Furthermore, a predetermined weighing of the earnings goals and certain milestones is set for each officer. Additionally, the executive officers (except the Vice President of Wound Care Business Unit) are eligible to participate in an earnings over-achievement incentive.

      At the beginning of each fiscal year of the Company, the Committee establishes earnings goals for the Company for such year, and a matrix containing pre-determined percentages of the executive officers' base salary that will be paid in the form of a cash bonus if the Company achieves targeted earnings goals. The percentages increase as the earnings goals exceed established levels. In addition, at the beginning of each fiscal year the Committee establishes certain operational milestones for the Company related to revenue growth, the achievement of healing outcomes of patients treated at the wound care programs, the opening of specified numbers of Wound Care programs, other meaningful corporate goals which the Company might expect to accomplish in such fiscal year and an individual milestone for each officer. The Committee also establishes a specified percentage of the executive officers' base salaries that will be paid in relation to the achievement of each milestone. The earnings goals and the special milestones established by the Committee will permit the executive officers, except the President and Chief Executive Officer, to earn up to 60 percent of their base salary in the form of a cash bonus. Additionally, the executive officers, except the Vice President of the Central Region, participate in an earnings over-achievement incentive pursuant to which each executive office is entitled to earn a cash bonus equal to a predetermined percent of operating earnings in excess established operating earnings goals. The executive officers' actual bonuses are awarded and paid in the following fiscal year once the Company's financial results and milestone achievements for the prior fiscal year have been finally determined.

      For fiscal 1996, the Company exceeded operating earnings expectations and as a result, the officers of the Company earned the maximum payout potential operating earnings portion of the program. The executive officers, except the President and Chief Executive Officer, on average were awarded 58 percent of their base salary in the form of cash bonus compensation related to the operating earnings and milestone achievements for fiscal 1996. Approximately 31 percent related to the achievement of operating earnings goals and 27 percent related to the accomplishment of special milestones. Additionally, each of the executive officers, except the President and Chief Executive Officer and the Vice President of the Central Region, earned $67,700 related to earnings over-achievement incentive. Mr. Gary Jensen, Vice President of Wound Care business, participated in a cash bonus program related to the achievement of sales and earnings goals, program development targets and achievements of healing outcomes of patients treated at the wound care programs for the business unit in which Mr. Jensen was responsible. In recognition of his efforts and contributions to the Company's successful public offering in August 1996, the Committee awarded Mr. John Prior, Chief Financial Officer, a discretionary cash bonus of $20,000.

      The revenue and earnings goals and special milestones described above permit Mr. Vakoutis, President and Chief Executive Officer, to earn up to 70 percent of his base salary in the form of cash bonus. Additionally, Mr. Vakoutis' participation in the operating earnings over-achievement incentive entitles him to earn an amount equal to four percent of operating earnings in excess of established operating earnings goals. Mr. Vakoutis earned the maximum payout of 70 percent of his base salary. Approximately 42 percent related to the achievement of operating earnings goals and 28 percent related to the successful accomplishment of special milestone enumerated above. Mr. Vakoutis earned an additional $90,360 related to operating earnings over-achievement incentive. In recognition of his efforts and contributions to the Company's successful public offering in August 1996, the Committee awarded Mr. Vakoutis a discretionary cash bonus of $30,000.

Stock Options

      From time to time, the Stock Option Committee grants to executive officers long-term compensation incentives in the form of stock options pursuant to the Curative Health Services, Inc. 1991 Stock Option Plan, as amended. Such options are granted with a view toward attracting and retaining executive officers and other employees by giving such persons a stake in the long-term success of the Company. In fiscal 1996, the Company granted stock options to most executive officers and management level employees. All of the executive officers, including the President and Chief Executive Officer, were awarded individual stock option grants. The size of each option grant was determined by the Stock Option Committee based in part on published survey data and on a subjective assessment of observed market practices for similar positions in similar industries and overall individual performance.

Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code of 1986, as amended, sets a $1.0 million limit on the amount of deductible compensation that can be paid in any year to an executive officer of the Company. "Qualified performance-based compensation" (as defined under Section 162(m)) is excluded from the calculation of this $1.0 million limit. Although the Committee does not believe that the annual compensation for 162(m) purposes for any of the Company's executive officers will exceed $1.0 million in fiscal 1997, the Company has taken the necessary steps to allow stock options granted under the 1991 Stock Option Plan to qualify as "qualified performance-based compensation" and so be excluded from this calculation.

Lawrence Hoff, Member, Stock Option Committee
Timothy I. Maudlin, Member, Compensation Committee
Gerard Moufflet, Member, Compensation Committee and Stock Option Committee Lawrence J. Stuesser, Member, Compensation Committee

         STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of Common Stock of the Company as of March 31, 1997 with respect to (1) each person who owned of record or was known by the Company to own beneficially more than 5 percent of the issued and outstanding shares of Common Stock, (2) each director, (3) each named executive officer, and (4) all directors and executive officers as a group.

                                                                   Percentage of
                                        Amount and Nature          Common Stock
Name and Address                   of Beneficial Ownership(1)      Outstanding
--------------------------------------------------------------------------------
RCM Capital Management L.L.C...........      993,690 (2)               8.1%
    Four Embarcadaro Center; Suite 2900
    San Francisco, CA  94111
American Century Companies, Inc........      750,000 (3)               6.1%
    4500 Main Street
    Kansas City, MO  64141-9210
Timothy I. Maudlin.....................       29,822 (4)                 *
Gerardo Canet..........................        2,418 (5)                 *
Daniel A. Gregorie, MD.................           -                      *
Howard Jones...........................       40,607 (6)                 *
Lawrence Hoff..........................       12,500 (7)                 *
Lawrence J. Stuesser, Jr...............       46,000 (8)                 *
John Vakoutis..........................       12,500 (9)                 *
Gerard Moufflet........................        2,500 (9)                 *
John C. Prior..........................       34,156 (10)                *
Carol Gleber...........................       10,575 (9)                 *
Gary Jensen............................           -                      *
All directors and executive officers as
    a group (11 persons)...............      191,078 (11)               1.5%
* Ownership does not exceed 1%

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common stock.

(2) Information based on two Schedules 13G dated February 3, 1997, filed with the Securities and Exchange Commission by Dresdner Bank AG ("Dresdner") and by RCM Capital Management L.L.C. ("RCM"), a wholly-owned subsidiary of Dresdner, and certain of its affiliates. According to such Schedules, RCM and its affiliates exercise sole voting power over 846,690 of such shares, sole dispositive power over 905,690 of such shares and shared dispositive power over 88,000 of such shares.

(3) Information based on Schedule 13G dated February 5, 1997, filed with the Securities and Exchange Commission by American Century Companies, Inc. and certain of its affiliates.

(4) Includes 20,500 shares subject to currently exercisable options and 7,968 shares owned by Mr. Maudlin's spouse and children.

(5)  Includes 418 shares subject to currently exercisable options.

(6)  Includes 38,750 shares subject to currently exercisable options.

(7)  Includes 2,500 shares subject to currently exercisable options.

(8)  Includes 36,000 shares subject to current exercisable options.

(9)  Represents shares subject to currently exercisable options.

(10) Includes 29,875 shares subject to currently exercisable options.

(11) Includes 153,618 shares subject to currently exercisable options by all directors and executive officers as a group.


           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and all persons who beneficially own more than ten percent of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and ten percent or more beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports filed. Based solely on a review of the copies of such forms and certain representations, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent shareholders were complied with, except that the initial report of beneficial ownership on Form 3 for Dr. Daniel Gregorie related to the options granted to purchase 10,000 shares of stock upon his initial election to the Board was inadvertently filed late.

                                   PROPOSAL #2
                            RATIFICATION OF AUDITORS

     The Board of Directors, based upon the recommendation of its Audit Committee, has appointed Ernst & Young LLP as auditors for the Company for the fiscal year ending December 31, 1997 and recommends that the stockholders ratify that appointment. Ernst & Young has acted as independent auditors for the Company since September 1986. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.


                                  OTHER ACTION

     The Board of Directors of the Company is not aware at this time of any other matters which will be presented for action at the Meeting. However, if any matters other than those referred to above properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.


                              STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting of the Stockholders of the Company must be received by the Company for inclusion in the Proxy Statement and form of Proxy relating to that meeting no later than December 31, 1997.


                          NO INCORPORATION BY REFERENCE

     The information under the headings "Performance Graph" and "Compensation Committee Report on Executive Compensation" shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such acts.

                             SOLICITATION STATEMENT

     The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily by mail, but regular employees of the Company may solicit proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries have been requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Company will reimburse such parties for their reasonable charges and expenses in connection therewith.

East Setauket, New York                   By Order of the Board of Directors
April 30, 1997


                                          John C. Prior
                                          Secretary